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                                   EXHIBIT 5.2








                                                July 29, 1996


MHM Services, Inc.
7601 Lewinsville Road, Suite 200
McLean, VA 22101


          Re:   MHM Services, Inc. Employees' Savings Plan
                Registration Statement on Form S-8
                ------------------------------------------

Gentlemen:

          We have acted as counsel to MHM Services, Inc. (the "Company") in connection with the registration under the Securities Act of 1933, as amended, of 750,000 shares of common stock of the Company, par value $.01 per share (the "Shares") and an indeterminate amount of interests in the Mental Health Management, Inc. Employees' Savings Plan (the "Plan"), all to be offered to participants of the Plan in accordance with the terms thereof.

          In rendering our opinion, we have reviewed the Plan and such certificates, documents, corporate records, and other instruments as in our judgement are necessary or appropriate to enable us to render the opinion expressed below. In giving this opinion, we are assuming the authenticity of all instruments presented to us as originals, the conformity with the originals of all instruments presented to us as copies and the genuineness of all signatures.

          Based upon the foregoing, we are of the opinion that the 750,000 Shares, when issued in accordance with the terms of the Plan, will be legally issued, fully paid, and non-assessable.

          We consent to the filing of this opinion as Exhibit 5.2 to the Registration Statement.

                                           Very truly yours,

                                           /s/ Ballard Spahr Andrews & Ingersoll